LOAN AGREEMENT

AND

STOCK PURCHASE AGREEMENT

THIS LOAN AGREEMENT (this "Agreement") dated this 12th day of May, 2008

BETWEEN:

Eugene Khavinson, 365 Ardsley Street, Staten island New York, 10306

(the "Lender")

OF THE FIRST PART

AND

Mega Media Group, Inc. of 1122 Coney Island Avenue, Brooklyn, NY 11230

(the "Borrower")

OF THE SECOND PART

IN CONSIDERATION OF the Lender loaning certain monies (the "Loan") to the Borrower, and the Borrower repaying the Loan to the Lender, both parties agree to keep, perform and fulfill the promises and conditions set out in this Agreement:

Loan Amount & Interest

1.
The Lender promises to loan Seventy-Five Thousand, ($75,000.00 ) USD, to the Borrower and the Borrower promises to repay this principal amount to the Lender, at such address as may be provided in writing, with interest payable on the unpaid principal at the rate of 9.00 percent per annum, calculated yearly not in advance.

2.	To be secured by all the account receivables of the company.

Stock Option Agreement

2.	The Lender has the right to purchase 500,000 shares of the company's common stock at a price of $0.11 cents per share for a period of 12 months from the time of this agreement.

3.	Lender has full power and authority to enter into this Stock Option Agreement and constitute the legal, valid and binding obligation of Lender enforceable against Lender in accordance with its terms.

4.
If Lender exercises the option into the Shares for investment purposes only and for Lender's own account, not as nominee or agent, and Lender has no present intention of selling, transferring or otherwise distributing or disposing of the Shares or granting any interests therein.

5.
Lender has had the opportunity to meet with management of Issuer and ask questions about the terms and conditions of this offering and the operations, business, finances, properties and prospects of Issuer and all such questions have been answered to the satisfaction of Lender. Lender has received all the information that such Lender considers necessary or appropriate for deciding whether to purchase the Shares.

6.
Lender is an investor in securities of companies in the development stage and such Lender is able to fend for itself or himself, can bear the economic risk of an investment in the Shares, and has such knowledge and experience in business and financial matters that such Lender is capable of evaluating the merit and risks of the investment in the Shares.

7.
Lender is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act"), a copy of which Rule is attached hereto as Exhibit A.

8.
Lender is aware that the Shares have not been registered under the Act. The Shares cannot be sold, transferred, pledged or otherwise distributed by Lender unless a registration statement registering the Shares under the Act has been filed with the Securities and Exchange Commission and has become effective or unless the Shares are sold or otherwise distributed in a transaction in respect of which Issuer has previously received an opinion, satisfactory to Issuer, stating that such registration is not required.

9.
Issuer may prevent transfer and registration of transfer of the Shares unless Issuer shall have received an opinion from counsel satisfactory to it to the effect that any such transfer would not violate the Act of the applicable laws of any state.

10. In the event of conversion Issuer shall cause each stock certificate evidencing the Shares to bear the following legend:

"These securities have not been registered under the Securities Act of 1933, as amended (the "Act"). These securities may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to such securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required."

Payment

11.	This Loan will be repaid in full 2 months from the execution of this Agreement.

Default

12.
Notwithstanding anything to the contrary in this Agreement, if the Borrower defaults in the performance of any obligation under this Agreement, then the Lender may declare the principal amount owing and interest due under this Agreementatthat time tobe immediately due andpayable.

Governing Law

13.	This Agreement will be construed in accordance with and governed by the laws of the State of New York.

Costs

14.
All costs, expenses and expenditures including, without limitation, the complete legal costs incurred by enforcing this Agreement as a result of any default by the Borrower, will be added to the principal then outstanding and will immediately be paid by the Borrower.

Assignment

15.
This Agreement will pass to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the Borrower. The Borrower waives presentment for payment, notice of non-payment, protest, and notice of protest.

Amendments

16.	This Agreement may only be amended or modified by a written instrument executed by both the Borrower and the Lender.

Severability

17.
The clauses and paragraphs contained in this Agreement are intended to be read and construed independently of each other. If any part of this Agreement is held to be invalid, this invalidity will not affect the operation of any other part of this Agreement.

General Provisions

18.
Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa,

Entire Agreement

19. This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise.

IN WITNESS WHEREOF, the parties have duly affixed their signatures under hand and seal on this 121h day of May, 2008. .

/s/ Eugene Khavinson
Eugene Khavinson

Mega Media Group, Inc.
Per: /s/ Alex Shvarts

(SEAL)